Exhibit 99.2

TrueBlue, Inc.

2009 ASSUMPTIONS

(Unaudited)

2009 Estimates
Branches in operation on September 25, 2009	764
Branches closed year to date	89
Revenue loss from announced branch closings	-7%
Reduction in SG&A from branch closures in 2008 & 2009	$31 M
Revenue growth from 2008 acquisitions	1%
Incremental SG&A from 2008 acquisitions	$3 M
Variable SG&A associated with same branch revenue	6%
Gross Margin	28.5%
Depreciation & Amortization	$17 M
Capital Expenditures	$14 M
Income Taxes
Statutory income tax rate	39%
Tax credits net of non-deductable items	$0 M
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2009	September 26, 2008	September 25, 2009	September 26, 2008
Major Revenue Trends
Organic revenue growth / (decline)	-26.6%	-17.2%	-31.9%	-11.6%
Acquisitions within last 12 months	0.0%	16.5%	1.8%	16.5%

Total revenue growth / (decline)	-26.6%	-0.7%	-30.1%	4.9%

Organic Revenue Trends*
Same branch	-18.8%	-14.7%	-25.8%	-9.7%
New branches	0.1%	0.6%	0.1%	0.9%
Closed branches	-9.1%	-3.6%	-7.4%	-3.1%
Currency	-0.4%	-0.1%	-0.5%	0.3%

*	Percentages for organic revenue components do not sum to total organic revenue growth as same branch growth is determined off a revenue base of branches open for 12 or more months, whereas other organic revenue growth components are measured off a total revenue base.

TrueBlue, Inc.

Analysis of Year-Over-Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch Growth / (Decline)
January 2009 same branch sales growth	-30.2%
February 2009 same branch sales growth	-31.9%
March 2009 same branch sales growth	-35.3%
April 2009 same branch sales growth	-31.2%
May 2009 same branch sales growth	-29.3%
June 2009 same branch sales growth	-23.9%
July 2009 same branch sales growth	-20.2%
August 2009 same branch sales growth	-18.4%
September 2009 same branch sales growth	-18.1%